Exhibit 99.1

Imation Reports First Quarter 2014 Financial Results

Company Closes on Sale of XtremeMacTM Business

OAKDALE, Minn.--(BUSINESS WIRE)--April 30, 2014--Imation Corp. (NYSE:IMN) today released financial results for the first quarter ended March 31, 2014. The Company also announced that it has closed on the sale of its XtremeMac business and continues to execute on its strategic transformation.

Q1 Overview

For the first quarter of 2014, Imation reported net revenue of $178.9 million, down 20.3 percent from Q1 2013, an operating loss from continuing operations of $16.1 million, including special charges of $2.1 million, diluted loss per share from continuing operations of $0.41 and a cash balance of $126.2 million.

Imation’s CEO Mark Lucas commented, “In 2011, we embarked on a strategic transformation to leverage Imation’s roots in data storage to become a major player in higher-growth, higher-margin industry segments. Since then, we have exited two low-margin consumer electronics businesses, acquired NexsanTM and built a mobile security portfolio. We have done this with urgency, since approximately 65 percent of our volume is in declining businesses.”

“During the first quarter of 2014, we continued to build for the future, and our results were in line with our overall expectations. Performance in our Consumer Storage and Accessories segment came in stronger than anticipated, with our Tiered Storage and Security Solutions segment a bit soft. As our growth investments in sales and channel resources and new products take root, and as the sluggish IT environment improves, we expect our revenues in this segment to increase. Nexsan participates in a very attractive market; hybrid storage has a 21 percent growth rate and is on a trajectory to become 45 percent of the external storage market by 2017. We are confident we are on the right course for long-term growth.”

Lucas continued, “From an operations perspective, we are pleased with both our working capital and cash management efforts. Our effective cost controls led to a drop of almost $6 million in SG&A expenses, and we will continue to rigorously monitor our cost structure going forward.”

Sale of Non-core Business

On January 31, 2014, Imation completed the sale of its XtremeMac consumer electronics business which, along with the sale of the MemorexTM consumer electronics business in the fourth quarter of 2013, completes the Company’s effort to divest its lower-margin, non-core consumer electronics businesses. According to Lucas, “These divestitures are important because narrowing our focus has been a key objective for Imation, so we can concentrate our resources on the opportunities offering the best potential for long-term growth and profitability.”

Business Segment Overview

Imation’s Consumer Storage and Accessories (CSA) revenue decreased 17.9 percent in Q1 2014 from the prior year, due primarily to the ongoing secular declines in optical media products. Gross margin of 19.3 percent increased 1.6 percentage points from the prior year with margins improving in all major product categories.

“As we have noted previously, the CSA segment is evolving as the optical market progresses through its life cycle with corresponding, anticipated revenue declines. Our strategic transformation is designed to lessen our reliance on Imation’s legacy media businesses. We are introducing differentiated new products throughout 2014 into the retail channel. A key Q1 highlight for the CSA segment was solid growth in our TDK Life on Record™ audio and accessories portfolio, driving 38 percent overall growth in that product category versus last year. Additionally, we introduced the 2-in-1 Micro USB Flash Drive for Android™ devices that allows users to conveniently move and store photos and videos,” said Lucas.

Imation’s Tiered Storage and Security Solutions (TSS) revenue decreased 23.1 percent in Q1 2014 from the prior year. TSS gross margin was 18.3 percent versus 22.0 percent a year ago, due chiefly to lower revenue levels. TSS’ performance is expected to strengthen as the sluggish IT spending environment improves and as the benefits of Imation’s growth investments begin to take hold.

Lucas said, “Since our acquisition of Nexsan, we have expanded our footprint within high capacity storage markets and have successfully entered the hybrid storage market with our NST line of hybrid storage solutions. By using an architecture that optimizes flash technologies for caching and storage performance, NST is broadening our market reach into the data center by addressing mixed-application workloads in a cost-effective and scalable way. Imation’s breadth of hybrid storage solutions and the new capabilities to come, position us well for growth in this storage market segment.”

“Within our mobile Security Group, we are also very encouraged by the marketplace response to our IronKey™ Workspace, Microsoft Certified Windows to Go® line. This product is the equivalent of a ‘PC on a Stick’™ having the entire Windows 8 operating system and corporate image on a secure flash drive along with central management services for IT departments to control, manage and secure access and data. Imation has recently been chosen as a supplier by a Fortune 100 company due to the product’s security, durability and speed. Further, this mobile security offering is prevailing in the product evaluation stage with many other large global companies and governmental agencies around the world,” Lucas concluded.

Detailed Q1 2014 Analysis

As a result of the XtremeMac and Memorex consumer electronics divestitures which occurred on January 31, 2014 and October 15, 2013, respectively, the financial results for those operations are presented as discontinued operations. The following financial results are for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q1 2014 was $178.9 million, down 20.3 percent from Q1 2013. From a segment perspective, TSS and CSA declined 23.1 percent and 17.9 percent, respectively. Foreign currency exchange rates negatively impacted Q1 2014 revenues by 3 percent compared to Q1 2013.

Gross margin for Q1 2014 was 18.8 percent, flat with Q1 2013. Gross margin in Q1 2013 included inventory write offs of $2.1 million, which were part of the Company’s restructuring program. CSA gross margin was 19.3 percent, up from 17.7 percent in Q1 2013 driven by improvements in all major product categories. TSS gross margin for Q1 2013 was 18.3 percent, down from 22.0 percent in Q1 2013 primarily stemming from lower revenue levels.

Selling, general and administrative expenses in Q1 2014 were $43.4 million, down $5.9 million compared with Q1 2013 expenses of $49.3 million due to the Company’s continued cost reduction efforts.

Research and development (R&D) expenses in Q1 2014 were $4.3 million, down from $5.4 million in Q1 2013. The Company has reduced legacy R&D spending while increasing investment in higher-margin projects in TSS, primarily through the Nexsan acquisition.

Special items netted to $2.1 million of expense in Q1 2014 compared to special charges of $4.2 million in Q1 2013, which included inventory write offs of $2.1 million, as discussed above.

Operating loss was $16.1 million in Q1 2014 compared with an operating loss of $14.7 million in Q1 2013. Excluding the impact of special charges described above, adjusted operating loss would have been $14.0 million in Q1 2014 compared with adjusted operating loss on the same basis of $10.5 million in Q1 2013 (See Tables Five and Six for non-GAAP measures).

Income tax provision was $0.0 million in Q1 2014 compared with income tax provision of $0.4 million in Q1 2013. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations loss in Q1 2014 totaled $0.7 million (after-tax) compared with a loss of $5.5 million in Q1 2013. Discontinued operations includes both the results of the XtremeMac and Memorex consumer electronics businesses which have both been sold as noted above.

Loss per diluted share from continuing operations was $0.41 in Q1 2014 compared with a loss per diluted share of $0.39 in Q1 2013. Excluding the impact of special items, adjusted loss per diluted share would have been $0.36 in Q1 2014 compared with a loss per diluted share of $0.31 in Q1 2013 (See Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $126.2 million as of March 31, 2014, down $6.4 million during the quarter as seasonal compensation and rebate payments were partially offset by improvements in working capital.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, April 30, 2014, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on April 30, 2014, until 11:00 PM Central Time on May 9, 2014, by dialing 855-859-2056 or 404-537-3406 (conference ID 78575101). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations

Table Two - Consolidated Balance Sheets

Table Three - Supplemental Segment and Product Information

Table Four - Additional Information

Table Five - Non-GAAP Financial Measures

Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and to assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s storage and security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margins and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; and the volatility of our stock price due to our results or market trends.

Nexsan, Memorex, PC on a Stick and XtremeMac are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended
	March 31
	2014	2013
Net revenue	$178.9	$224.4
Cost of goods sold	145.2	182.3
Gross profit	33.7	42.1

Operating expense:
Selling, general and administrative	43.4	49.3
Research and development	4.3	5.4
Restructuring and other	2.1	2.1
Total	49.8	56.8

Operating loss from continuing operations	(16.1)	(14.7)

Other (income) expense:
Interest income	(0.1)	-
Interest expense	0.6	0.7
Other, net	0.2	(0.2)
Total	0.7	0.5

Loss from continuing operations before income taxes	(16.8)	(15.2)

Income tax provision	-	0.4

Loss from continuing operations	(16.8)	(15.6)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	(0.5)	-
Loss from operations of discontinued businesses, net of income taxes	(0.2)	(5.5)
Loss from discontinued operations	(0.7)	(5.5)

Net Loss	$(17.5)	$(21.1)

Loss per common share - basic:
Continuing operations	$(0.41)	$(0.39)
Discontinued operations	(0.02)	(0.14)
Net Loss	(0.43)	(0.52)

Loss per common share - diluted:
Continuing operations	$(0.41)	$(0.39)
Discontinued operations	(0.02)	(0.14)
Net Loss	(0.43)	(0.52)

Weighted average shares outstanding
Basic	40.8	40.4
Diluted	40.8	40.4

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$126.2	$132.6
Accounts receivable, net	130.8	163.3
Inventories	92.6	84.3
Other current assets	43.0	48.8

Total current assets	392.6	429.0

Property, plant and equipment, net	50.2	51.6
Intangible assets, net	65.8	68.6
Goodwill	72.0	72.1
Other assets	21.0	20.5

Total assets	$601.6	$641.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$91.7	$94.7
Short-term debt	19.8	20.0
Other current liabilities	99.6	116.4

Total current liabilities	211.1	231.1

Other liabilities	37.2	37.5

Total liabilities	248.3	268.6
Commitments and contingencies
Shareholders' equity	353.3	373.2

Total liabilities and shareholders' equity	$601.6	$641.8

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended March 31,		Three months ended March 31,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$89.5	50.0%	$114.2	50.9%	-21.6%
Audio and accessories	10.5	5.9%	7.6	3.4%	38.2%
Total Consumer Storage and Accessories	100.0	55.9%	121.8	54.3%	-17.9%
Tiered Storage and Security Solutions
Commercial storage media	51.4	28.7%	66.9	29.8%	-23.2%
Storage and security solutions	27.5	15.4%	35.7	15.9%	-23.0%
Total Tiered Storage and Security Solutions	78.9	44.1%	102.6	45.7%	-23.1%
Total	$178.9	100.0%	$224.4	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$4.1	4.1%	$5.9	4.8%	-30.5%
Tiered Storage and Security Solutions	(8.8)	-11.2%	(3.0)	-2.9%	193.3%
Corp/Unallocated (1)	(11.4)	NM	(17.6)	NM	-35.2%
Total operating loss from continuing operations	$(16.1)	-9.0%	$(14.7)	-6.6%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	19.3%		17.7%
Tiered Storage and Security Solutions	18.3		22.0
	18.8		19.7
Inventory write-offs related to restructuring programs	0.0		(0.9)
Total	18.8%		18.8%

NM - Not Meaningful
(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended
	March 31
Cash and Cash Flow Information	2014	2013

Cash and cash equivalents - end of period	$126.2	$98.2
Capital Spending	$1.0	$1.4
Depreciation	$2.3	$2.8
Amortization	$3.2	$3.6

Asset Utilization Information *
	March 31	December 31
	2014	2013

Days Sales Outstanding (DSO)	61	56
Days of Inventory Supply	69	61
Debt to Total Capital	5.3%	5.1%

Other Information

Approximate employee count as of March 31, 2014:		930
Approximate employee count as of December 31, 2013:		940
Book value per share as of March 31, 2014:		$8.62
Shares used to calculate book value per share (millions):		41.0
Imation did not repurchase shares of its stock in the first quarter of 2014.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2014			March 31, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$178.9	$-	$178.9	$224.4	$-	$224.4
Cost of goods sold	145.2	-	145.2	182.3	(2.1)	180.2
Adjusted gross profit	$33.7	$-	$33.7	$42.1	$2.1	$44.2

Adjusted gross margin	18.8%		18.8%	18.8%		19.7%

Adjusted operating loss from continuing operations	$(16.1)	$2.1	$(14.0)	$(14.7)	$4.2	$(10.5)

Adjusted income tax provision	$-	$-	$-	$0.4	$1.1	$1.5

Adjusted loss from continuing operations	$(16.8)	$2.1	$(14.7)	$(15.6)	$3.1	$(12.5)

Adjusted loss per common share from continuing operations - Diluted	$(0.41)		$(0.36)	$(0.39)		$(0.31)

Adjusted weighted average shares outstanding - Diluted	40.8		40.8	40.4		40.4

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended
	March 31
	2014	2013
Operating loss:	$(16.1)	$(14.7)
Restructuring and other
Restructuring	0.6	1.5
Other	1.5	0.6
Inventory write-downs related to restructuring programs included in cost of goods sold	-	2.1
Total adjustments	2.1	4.2
Adjusted operating income (loss) - Non-GAAP	$(14.0)	$(10.5)

Effect on diluted EPS:
Loss from continuing operations	$(0.41)	$(0.39)
Restructuring and other
Restructuring	0.01	0.03
Other	0.04	0.01
Inventory write-downs related to restructuring programs included in cost of goods sold	-	0.04
Adjusted diluted EPS - Non-GAAP	$(0.36)	$(0.31)

EBITDA:
Operating loss from continuing operations	(16.1)	$(14.7)
Depreciation	2.3	2.8
Amortization	3.2	3.6
EBITDA	$(10.6)	$(8.3)
Restructuring and other	2.1	2.1
Inventory write-downs related to restructuring programs included in cost of goods sold	-	2.1
Total adjustments	2.1	4.2
Adjusted EBITDA	$(8.5)	$(4.1)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com